Exhibit 99.1
93 West Main Street, Clinton, CT 06413	NEWS

Connecticut Water Service, Inc. Board Declares Dividends and Approves 2015 Capital Spending Plan

Clinton, Connecticut, November 14, 2014 – Connecticut Water Service, Inc. (NASDAQ-GS: CTWS) announced today that the Company’s Board of Directors declared a quarterly cash dividend of $0.2575 per common share payable on December 15, 2014, for shareholders of record as of December 1, 2014. This quarterly dividend remains unchanged from the previous quarter and represents an annualized dividend of $1.03 per share. CTWS’s annual dividend yield at the stock market closing on Thursday, November 13, 2014, was 2.8%. Connecticut Water has paid quarterly dividends on common stock since its founding in 1956 without interruption or reduction and has increased dividend payments for each of the last 45 years.

The Board of Directors also approved an overall $55.1 million Capital Spending Plan for 2015. The Board approved $47.6 million for The Connecticut Water Company (Connecticut Water), the regulated water utility subsidiary that serves about 90,000 customers, or about 300,000 people, in Connecticut. The Board also approved $7.5 million for The Maine Water Company (Maine Water), the regulated water utility subsidiary that serves about 32,000 customers, or about 85,000 people, in Maine.

According to Eric W. Thornburg, CTWS’s President and Chief Executive Officer, investment in the replacement of infrastructure continues to be a priority. Mr. Thornburg stated, “The Capital Spending Plan approved by our Board includes an overall $16.6 million for pipeline replacement and other eligible infrastructure improvements in Connecticut through the Water Infrastructure and Conservation Adjustment (WICA) program and in Maine through the Water Infrastructure Surcharge (WISC). These programs increase our capacity to replace older, undersized, and leaking pipe, which improves reliability and water quality, conserves water supplies, and enhances public fire protection through the hydrants on our water systems.” Mr. Thornburg further stated, “In Connecticut, where WICA has been available since 2007, Connecticut Water has replaced more than 72 miles of pipe that had an average age of 75 years.” Maine Water began implementing WISC earlier this year and has replaced nearly 4 miles of pipe with an average age of 78 years.

The Capital Spending Plan also includes $17.9 million in treatment plant and lab improvements. The majority is allocated to a major upgrade at Connecticut Water’s Rockville Water Treatment Plant, the Company’s oldest surface water treatment plant that went into service in 1970. The Plant will undergo a major treatment technology update utilizing newer Dissolved Air Flotation technology to provide high-quality water to customers more efficiently and effectively. The treatment plant upgrade will ensure that the Company has reliable capacity and

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system redundancy to meet the water needs of current and future customers in northern Connecticut.

CTWS’s Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares (CTWSO) payable on January 16, 2015, for shareholders of record as of January 2, 2015, and a quarterly cash dividend of $0.225 on Preferred 90 shares (CTWSP) on February 4, 2015, for shareholders of record as of January 21, 2015.

The Company’s Dividend Reinvestment Plan and Common Stock Purchase Plan (DRIP) is available to registered shareholders, employees, and residential customers of the Connecticut Water and Maine Water companies. Additional information about the DRIP and the plan prospectus are available online at the Company’s Web site, www.ctwater.com, or upon request.

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News media contact:

Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664-6016

This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.